UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 3, 2011
Morgans Hotel Group Co.
(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 277-4100
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On May 3, 2011, Mondrian Holdings LLC, a subsidiary of Morgans Hotel Group Co. (the “Company”), completed the sale of the Mondrian Los Angeles hotel to Wolverines Owner LLC, an affiliate of Pebblebrook Hotel Trust, for $137 million in cash. The parties have agreed that the Company will continue to operate the hotel under a 20-year management agreement with one 10-year extension option.
The Company received net proceeds of approximately $40.0 million after applying a portion of the proceeds from the sale along with approximately $9.2 million of cash in escrow to retire the $103.5 million of outstanding mortgage debt secured by the hotel.
A copy of the purchase and sale agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2011. The above description is a summary of the agreement and is qualified in its entirety by the complete text of the agreement.
In connection with the disposition, the Company is hereby filing, as Exhibit 99.1 hereto, unaudited pro forma consolidated financial statements of the Company as of and for the year ended December 31, 2010 as if the disposition had occurred as of the assumed dates set forth in the unaudited pro forma consolidated financial statements. Exhibit 99.1 is hereby incorporated by reference.
Item 9.01. Financial Statements and Exhibits.
(b) Pro Forma Financial Information.
Pro forma financial information pursuant to Article 11 of Regulation S-X is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
(d) Exhibits.

Exhibit Number	Description
99.1	Unaudited Pro Forma Consolidated Financial Statements of Morgans Hotel Group Co.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.
Date: May 5, 2011	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Unaudited Pro Forma Consolidated Financial Statements of Morgans Hotel Group Co.